AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Exhibit 10.1

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 10, 2015 (the “Effective Date”), by and among State Bank Financial Corporation, a corporation organized under the laws of the State of Georgia (the “Company”), State Bank and Trust Company, a banking corporation organized under the laws of the State of Georgia (the “Bank” and together with the Company the “Employer”), and J. Daniel Speight, Jr. a resident of the State of Georgia (the “Employee”).

RECITALS:

WHEREAS, the Bank and the Employee previously entered into that certain Amended and Restated Employment Agreement dated January 1, 2015 (the “Original Agreement”);

WHEREAS, as of the Effective Date, the parties agreed that the Employee will terminate employment on December 24, 2015 and on such date cease to serve as Vice Chairman and Secretary of the Company and the Bank and as General Counsel of the Company;

WHEREAS, as of the Effective Date, the parties agreed that the Employee will resign as a director of the Company and the Bank on December 24, 2015;

WHEREAS, the parties desire to amend and restate the Original Agreement to, among other things, reflect the Executive’s anticipated termination employment on December 24, 2015 by (i) shortening the term of the Agreement until December 24, 2015; (ii) modifying certain termination provisions and corresponding payments to the Employee, and (iii) revising noncompete restrictions and corresponding payments to the Employee;

WHEREAS, Employee is willing to enter into this Agreement in consideration of the agreements set forth below.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Employer and Employee hereby agree as follows:

1.Definitions.

Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1    “Affiliate” shall mean any business entity which controls the Employer or is controlled by or is under common control with the Employer.

1.2     “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3    “Area” shall mean the geographic area within the boundaries of the Bibb, Jones and Houston counties of the state of Georgia.

1.4     “Average Monthly Compensation” shall mean the quotient determined by dividing the sum of the Employee’s then current Base Salary (as defined in Section 4.1 hereof) and the greater of the most recently paid Incentive Compensation (as defined in Section 4.2 hereof) or the average of Incentive Compensation paid over the three (3) most recent years by twelve.

1.5    “Board of Directors” shall mean the Company’s and the Bank’s Board of Directors.

1.6    “Business of the Employer” shall mean the business conducted by the Employer and its Affiliates, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans, provided, however, that the Business of the Employer shall not include (i) the origination, or purchase, of any loan which at inception or purchase would be considered a criticized or classified loan by bank regulatory authorities, (ii) the origination, or purchase, of any loan to a borrower whose residence or domicile is not in the Area, (iii) any loan secured by real estate, where the real estate collateral securing the loan is located outside of the Area, all of which activities listed in (i)-(iii) are currently conducted by Bankers’ Capital Group, LLC, or (iv) the origination of any loan which is funded from the Employee’s personal funds.

1.7    “Cause” shall mean:

1.7.1    With respect to termination by the Employer:

(a)    A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform the Employee’s duties and responsibilities in the manner and to the extent required under this Agreement, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Employer;

(b)    Conduct by the Employee that (i) constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Employee’s office and (ii) is demonstrably likely to lead to material injury to the Employer or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee; provided, however, that such conduct shall not constitute “Cause” unless there shall have been delivered to the Employee a written notice setting forth with specificity the reasons that the Employer believes the Employee’s conduct meets the standard set forth in this Section 1.7.1(b), the Employee shall have been provided with an opportunity to be heard in person by the Board of Directors (with the assistance of counsel, if desired) and, in the event of any such hearing, the decision of the Employer is confirmed by a vote of the membership of the Board of Directors as provided in Section 3.2.1;

(c)    Conduct resulting in the conviction of the Employee of a felony; or

(d)    Conduct by the Employee that results in the permanent removal of the Employee from his position as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.8    “Change in Control” means any one of the following events occurring after the Effective Date:

(a)    the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than thirty percent (30%) of any class of voting securities of the Company or such other transaction as may be described under 12 C.F.R. § 225.41(c) or any successor thereto;

(b)    within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Company’s Board of Directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)    the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities; or

(d)    the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.9    “Confidential Information” means data and information relating to the Business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

(a)    all items of information that could be classified as a trade secret pursuant to Georgia law;

(b)    the names, addresses and banking requirements of the customers of the Employer and its Affiliates and the nature and amount of business done with such customers;

(c)    the names and addresses of employees and other business contacts of the Employer and its Affiliates;

(d)    the particular names, methods and procedures utilized by the Employer and its Affiliates in the conduct and advertising of its business;

(e)    application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Employer and its Affiliates; and

(f)    marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Employer’s and its Affiliates’ manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.10    “Employer Information” means Confidential Information and Trade Secrets.

1.11    “Permanent Disability” shall mean a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Employee by the Employer or, if no such coverage is then being provided, the inability of the Employee to perform the material aspects of the Employee’s duties under this Agreement for a period of at least one hundred eighty (180) consecutive days as certified by a physician chosen by the Employee and reasonably acceptable to the Employer. Notwithstanding the provisions in this Section 1.11, Permanent Disability for purposes of this Agreement must also be a disability within the meaning of Code Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treas. Reg. Section 1.409A-3(a)(2).

1.12    “Term” shall mean that period of time commencing on the Effective Date and running until (a) December 24, 2015, or (b) any earlier termination of employment of the Employee under this Agreement as provided for in Section 3.

1.13    “Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.Duties.

2.1    The Employee is employed as the Vice Chairman and Secretary of the Company and the Bank and the General Counsel of the Company, subject to the direction of the Chief Executive Officer and the Board of Directors or its designee(s). The Employee shall perform and discharge well and faithfully the authority, duties and responsibilities which may be assigned to the Employee from time to time by the Board of Directors in connection with the conduct of the Business of the Employer; provided, however, that, in making its assignments, the Board of Directors shall assign only such authority, duties and responsibilities assigned to the Employee from time to time as are, in the aggregate, consistent with the duties and responsibilities as would be customarily assigned to a person occupying the positions, including as a director of the Company and the Bank, held by the Employee pursuant to the terms of this Agreement.

2.2    In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall:

(a)    devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)    diligently follow and implement all management policies and decisions communicated to the Employee by the Chief Executive Officer and the Board of Directors, which are consistent with this Agreement;

(c)    timely prepare and forward to the Board of Directors, all reports and accounting as may be requested of the Employee; and

(d)    serve as a director of the Company and the Bank.

2.3    The Employee shall devote the Employee’s entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from:

(a)    managing the Employee’s personal assets and investing the Employee’s personal assets in businesses, which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

(b)    purchasing securities or other interests in any entity provided that such purchase shall not result in the Employee’s collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

(c)    serving on the board of directors of other organizations so long as such service does not materially interfere with the performance of the Employee’s duties under this Agreement and are not in competition with the Business of the Employer; and

(d)    participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to the Employee’s engaging in them.

Notwithstanding anything to the contrary in this Section 2.3, the Employee may serve as a principal of Bankers’ Capital Group, LLC. For the avoidance of doubt, Bankers’ Capital Group, LLC also serves as a general partner of Sagus Partners, LLC and intends to do so following the date of this Agreement.

3.Term and Termination.

3.1    Term. This Agreement shall remain in effect for the Term.

3.2    Termination. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

3.2.2    by the Employer for Cause, following approval of such action by at least seventy-five (75%) of the membership of the Board of Directors and only after providing Employee with at least thirty (30) days’ written notice, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination.

3.2.3    by the Employee without Cause, provided that the Employee shall give the Employer thirty (30) days’ prior written notice of the Employee’s intent to terminate, in which event the Employer shall have no further obligation to the Employee except for payment of any amounts earned and unpaid as of the effective date of the termination.

3.2.4    Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Employee’s death or Permanent Disability. In such event, the Employer shall pay to the Employee or his estate a lump sum amount equal to the sum of the payments that would be paid under Sections 3.3.1 and 9 below on the next payroll date following the sixtieth (60th) day after the date of Employee’s date of termination of employment.

3.3    Termination Payments.

3.3.1    Upon the expiration of the Term of this Agreement or if Employee’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.3, the Employer shall pay to the Employee as separation pay and liquidated damages:

(a)    A lump sum amount of Six Hundred Fifteen Thousand Dollars ($615,000), less applicable deductions and withholdings. This separation payment will be made on the next payroll date following the sixtieth (60th) day after the date of Employee’s date of termination of employment, provided Employee has executed and not revoked this Agreement.

(b)    A monthly amount of One Thousand Four Hundred Sixty-Two Dollars ($1,462), less applicable deductions and withholdings, for a period of 18 months, beginning on the next payroll date following the sixtieth (60th) day after the date of Employee’s date of termination of employment, provided Employee has executed and not revoked this Agreement.

c.    The Employee and the Company agree to amend, effective December 25, 2015, that certain split-dollar agreement dated December 1, 2012 between the Company and the Employee such that the Employee shall retain certain rights provided thereunder such that his beneficiary(ies) designated in accordance with section 3 of the agreement shall be entitled to the lesser of (i) Two Million Dollars ($2,000,000) of the policy death benefit proceeds or (ii) one hundred percent (100%) of the difference between the total death proceeds payable under the applicable life insurance policy and the “Cash Surrender Value of the Policy” (as defined in section 7 of such agreement). The applicable life insurance policy (policy number 77225391 issued by New York Life Insurance Company) will continue to be owned by the Company.

d.    On the date of this Agreement, the Employer shall transfer to the Employee the laptop computer owned by the Employer and utilized by him at the time of his termination and he shall be permitted to retain his personal records, pictures and data stored therein in Microsoft Outlook folders. In addition, the

Employer will forward emails addressed to Employee to a personal email address of his selection until December 31, 2016.

The payments and other benefits under this Section 3.3.1 are specifically conditioned upon Employee entering into the Release and Separation Agreement attached hereto as Exhibit A and shall be paid at the times described above provided that Employee’s Release and Separation Agreement is effective at such time (signed, returned and the revocation period has expired).

3.3.2    For purposes of compliance with Code Section 409A:

(a)    It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto, or an exemption to Code Section 409A. Any payments that qualify for the “short-term deferral” exception shall be considered as paid first, then any payments that qualify for the separation pay plan exception shall be considered as paid next, then payments that qualify for any other exception under Section Code 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code Section 409A. All payments to be made upon a termination of employment under this Agreement that constitute non-qualified deferred compensation may only be made upon a “separation from service” under Section Code 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. To the extent permitted under Code Section 409A or any Internal Revenue Service (“IRS”) or Treasury rules or other guidance issued thereunder, the Employer may, in consultation with the Employee, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties on the Employee pursuant to Code Section 409A.

(b)    Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Notwithstanding any other provision of this Agreement to the contrary and if applicable, if the Employee is considered a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Employer as in effect on the date of separation from service), (i) any payment or other benefit that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with Code Section 409A) on account of his separation from service shall be accumulated and paid to the Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If the Employee dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Employee’s death.

3.4    Payments Contingent upon Change in Control. Unless the Employee’s employment is terminated by the Employer for Cause under Section 3.2.1 above or by the Employee without Cause under Section 3.2.2 above, and regardless of whether the Term of this Agreement has expired pursuant to Section 3.2.3 above, in the event that the Employer has a Change in Control, as such term is defined in Section 1.8(a), (b), or (d), or consummates a transaction as described in Section 1.8(c), in each case on or before January 1, 2017, then (i) the Employee (or his estate) shall receive a lump sum payment in the amount of Five Hundred Thousand Dollars ($500,000) within ten (10) business days of such event as well as (ii) if the 56,000 shares of restricted stock granted to the Employee on February 11, 2015 under the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan would have vested in whole or in part upon the Change in Control, then within ten (10) business days of such event the Employer will also pay the Executive a lump sum cash amount equal to the value of such vested shares on the date of the Change in Control.

4.    Compensation. Unless otherwise specified hereafter, any services performed by the Employee shall be for the benefit of the Company and, therefore, any payments or benefits paid to the Employee pursuant to this Agreement shall be the sole responsibility of the Company; provided however, to the extent the Bank maintains payroll and benefits for the Employee it shall do so as the agent of the Company and shall be reimbursed by the Company accordingly.

The Employee shall receive the following salary and benefits during the Term:

4.1    Base Salary. The Employee shall be compensated at a base rate of Four Hundred Ten Thousand Dollars ($410,000) per year (“Base Salary”). Such salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2    Cash Incentive Compensation. The Employee shall receive a cash bonus of Two Hundred Five Thousand Dollars ($205,000) under the Company’s 2015 Executive Officer Annual Cash Incentive Plan (the “Incentive Compensation”), payable in a single lump sum payment on or before March 14, 2016.

4.3    Equity Compensation. The Employee may participate in the Company’s equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. Any options or similar awards shall be reflected by a separate written award and issued to Employee at an exercise price of not less than the stock's current fair market value as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

4.4    Benefits. The Employee shall be entitled to such benefits as may be available from time to time for senior executives of the Employer similarly situated to the Employee. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Employer deems appropriate.

4.5    Business Expenses. The Employer shall reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in performance of the Employee’s duties hereunder; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.6    Professional Associations. The Employee shall be entitled to attend such courses, annual meetings, conferences and seminars of his selection at the Employer’s expense, provided that the Employer shall only be required to cover reasonable expenses associated with the Employee’s attendance at such courses, conferences and seminars that are incurred consistent with the Employer’s budget operating plan and policies then in effect.

4.7    Vacation. On a non-cumulative basis the Employee shall be entitled to a minimum of four weeks (4) weeks of vacation annually, during which the Employee’s compensation shall be paid in full.

4.8    Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.    Employer Information.

5.1    Ownership of Information. All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2    Obligations of the Employee. The Employee agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

5.3    Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of the Employee’s employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation all Employer Information then in the Employee’s possession or control.

6.    Non-Competition.

The Employee agrees that during his employment by the Employer hereunder, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer. Notwithstanding the foregoing, the Employer agrees that the Employee may (a) own up to 5% of the voting shares of any financial institution engaged in the Business of the Employer in the Area, and (b) engage in the practice of law in the Area representing institutions engaged in the Business of the Employer.

7.    Non-Solicitation of Customers.

The Employee agrees that during the Employee’s employment by the Employer hereunder, the Employee will not (except on behalf of or with the prior written consent of the Employer), on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s or its Affiliate’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last twelve (12) months of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Employer or its Affiliates.

8.    Non-Solicitation of Employees.

The Employee agrees that during the Employee’s employment by the Employer hereunder, the Employee will not on the Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. Notwithstanding the foregoing, this Section 8 will not apply to Lisa Lane or Cindy Cline.

9.    Continuation of Covenants; Remedies.

In exchange for (i) the lump sum cash payment of Five Hundred and Nine Thousand Seven Hundred and Sixty Five Dollars ($509,765), less applicable deductions and withholdings, which payment will be made on December 25, 2015, and (ii) the full release from restrictions of those shares of restricted stock issued to the Employee by the Employer on September 20, 2012, July 24, 2013, and July 29, 2014 under the Employer’s 2011 Omnibus Equity Compensation Plan on December 25, 2015, the Employee agrees to that (i) the restrictive covenants found in Sections 6 through 8 shall continue for a period of twenty-four (24) months beginning on December 25, 2015 and (ii) to abide by such restrictive covenants.

The Employee agrees that the covenants contained in Sections 5 through 8 hereof are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative. In addition, in the event the Employee fails to comply with any of the covenants contained in Section 5 hereof and such failure shall not be cured to the reasonable satisfaction of the Employer within thirty (30) days after receipt of written notice thereof from the Employer, the Employer shall thereupon be relieved of liability for all obligations then remaining under Section 3.3 hereof.

10.    Severability.

The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.    No Set-Off by the Employee.

The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.    Notice.

All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)    If to the Employer, to the Employer at:

State Bank Financial Corporation
State Bank and Trust Company
Attention: Chief Executive Officer
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326

(b)    If to the Employee, addressed to the most recent address of Employee set forth in the personnel records of the Employer.

13.    Assignment.

No party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other parties hereto; provided, however, that this Agreement shall be assumed by and shall be binding upon any successor to the Employer.

14.    Waiver.

A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.    Arbitration.

Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association,

which shall be conducted by a three-person arbitration panel, one of whom shall be selected by each party and the third of whom shall be selected jointly upon mutual agreement of both parties. The place of arbitration shall be Fulton County, Georgia and the Employer and the Employee agree that they will seek to enforce any arbitration award in the Superior Court of Fulton County. The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer agrees to pay the fees and expenses associated with the arbitration proceedings.

16.    Attorneys’ Fees.

With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Employer shall advance to the Employee reasonable fees, costs and expenses incurred by the Employee in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement. Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Employee for such fees, costs and expenses. The Employee shall have the obligation to reimburse the Employer within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Employee on the merits of the substantive issues in dispute.

17.    Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the Superior Court of Fulton County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18.    Interpretation.

Words importing any gender include all genders. Words importing the singular form shall include the plural, and vice versa. The terms “herein,” “hereunder,” “hereby, “hereto, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.    Entire Agreement.

This Agreement and the Release and Separation Agreement, if applicable, embody the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.    Rights of Third Parties.

Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.    Survival.

The obligations of the Employer pursuant to Sections 3.3, 3.4 and 4.2 and the obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections or as stated in the Release and Separation Agreement.

22.    Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. The Employee agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Employer.

[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

STATE BANK FINANCIAL CORPORATION

/s/ Joseph W. Evans

Name:    Joseph W. Evans

Title:	Chief Executive Officer

STATE BANK AND TRUST COMPANY

/s/ J. Thomas Wiley, Jr.

Name:    J. Thomas Wiley, Jr.

Title:	President and Chief Executive Officer

EMPLOYEE

/s/ J. Daniel Speight, Jr.

Name:    J. Daniel Speight, Jr.

Amended and Restated Employment Agreement Signature Page

RELEASE AND SEPARATION AGREEMENT

PLEASE READ CAREFULLY

This Release and Separation Agreement (the “Agreement”) is made and entered into by and between J. Daniel Speight, Jr. (“Employee”) and State Bank and Trust Company (the “Bank”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof, including but not limited to State Bank Financial Corporation (collectively referred to as the “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, On September 10, 2015, the Employer and Employee entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) governing the relationship between the parties. Section 3 of the Employment Agreement provides that Employee shall be entitled to separation pay if the Employee remains employed with the Employer through December 24, 2015, on the condition that Employee enter into this Agreement; and

WHEREAS, Employee's employment with the Employer ceased effective as of December 24, 2015 (the “Termination Date”).

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.Separation Benefits. In consideration for the Employee’s promises as set forth herein, the Employer shall pay Employee the following separation benefits, as previously described in Section 3 of the Employment Agreement:

a.A lump sum amount of Six Hundred Fifteen Thousand Dollars ($615,000), less applicable deductions and withholdings. This separation payment will be made on the next payroll date following the sixtieth (60th) day after the date of Employee’s date of termination of employment, provided Employee has executed and not revoked this Agreement.

b.A monthly amount of One Thousand Four Hundred Sixty-Two Dollars ($1,462), less applicable deductions and withholdings, for a period of 18 months, beginning on the next payroll date following the sixtieth (60th) day after the date of Employee’s date of termination of employment, provided Employee has executed and not revoked this Agreement.

c.The Employee and the Company agree to amend, effective December 25, 2015, that certain split-dollar agreement dated December 1, 2012 between State Bank Financial Corporation and the Employee such that the Employee shall retain certain rights provided thereunder such that his beneficiary(ies) designated in accordance with section 3 of the agreement shall be entitled to the lesser of (i) Two Million Dollars ($2,000,000) of the policy death benefit proceeds or (ii) one hundred percent (100%) of the difference between the total death proceeds payable under the applicable life insurance policy and the “Cash Surrender Value of the Policy” (as defined in section 7 of such agreement). The applicable life insurance policy (policy number 77225391 issued by New York Life Insurance Company) will continue to be owned by State Bank Financial Corporation.

d.On the date of this Agreement, the Employer shall transfer to the Employee the laptop computer owned by the Employer and utilized by him at the time of his termination and will forward emails addressed to Employee to a personal email address of his selection until December 31, 2016.

2.Payments Contingent upon Change in Control. In the event that the Employer has a Change in Control, as such term is defined in Section 1.8(a), (b), or (d) of the Employment Agreement, or consummates a transaction as described in Section 1.8(c) of the Employment Agreement, in each case on or before January 1, 2017, the Employee shall receive a lump sum payment in the amount of Five Hundred Thousand Dollars ($500,000) within ten (10) business days of such event. In addition, if the 56,000 shares of restricted stock granted to the Employee on February 11, 2015 under the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan would have vested in whole or in part upon the Change in Control, then within ten (10) business days of such event the Employer will also pay the Executive a lump sum cash amount equal to the value of such vested shares on the date of the Change in Control.

3.Prior Salary, Bonus and Expenses. Employee acknowledges that on December 25, 2015 he received his final biweekly base salary payment, any unused accrued vacation, less applicable deductions and withholdings, and final reimbursement of his business expenses. Employee acknowledges that his final bonus payment under the Company’s 2015 Executive Officer Annual Cash Incentive Plan of Two Hundred Five Thousand Dollars ($205,000), less applicable deductions and withholdings, is payable in a single lump sum payment on or before March 14, 2016.

4. Release. Employee hereby releases, acquits, and forever discharges the Bank, its parent companies, subsidiaries, divisions, affiliates and controlling persons (if any), their officers, directors, board members, employees, representatives, attorneys, personal representatives, affiliated or unaffiliated benefit plans, third-party administrators, any and all of their successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Bank”) from any and all actions, causes of action, claims, demands, losses, claims for attorneys’ fees, claims for severance of any kind or origin and all other forms of civil damages, occurrences, and liabilities of any kind whatsoever, both known or unknown, arising out of any matter, happening, or thing, from the beginning of time to the date of this Agreement is signed by Employee, specifically including, but not limited to, any and all liability arising from, including amendments to and anti-retaliation provisions deriving from, the following:

•	Local, state, or federal common law, statute, regulation, or ordinance;

•	Title VII of the Civil Rights Act of 1964;

•	Section 1981 of the Civil Rights Act of 1866;

•	the Age Discrimination in Employment Act of 1967;

•	the Americans with Disabilities Act of 1990;

•	the Family and Medical Leave Act;

•	the Employee Retirement Income Security Act of 1974;

•	the Health Insurance Portability and Accountability Act;

•	the Occupational and Safety Health Act;

•	the Equal Pay Act;

•	the Uniformed Services Employment and Re-employment Act of 1994;

•	Executive Orders 11246 and 11141;

•	the Worker Adjustment and Retraining Notification Act;

•	the Rehabilitation Act of 1973;

•	the Medicare, Medicaid and SCHIP Extension Act of 2007;

•	state workers’ compensation laws;

•	state non-discrimination and/or human affairs laws;

•	state payment of wages laws, acts or regulations; and

•	Employee’s employment relationship and/or affiliation with the Employer.

This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel slander, as well as any other claims, whether in tort, contract or equity, under federal or state statutory or common law.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Employee admits that he has received from the Employer all rights and benefits, if any, potentially due to him pursuant to the FLSA. Employee states that he is aware of no facts (including any injuries or illnesses) which might lead to his filing of a workers’ compensation claim against the Employer. It is the parties’ intent to release all claims which can legally be released but no more than that.

5.Covenant Not to Sue. Employee represents that he has no claims pending or filed with any local, state or federal agency (including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, and any comparable state or local administrative agency) or court against the Employer as of the date this Agreement was signed by Employee. Employee further agrees that he will not file or participate in any lawsuit against the Employer arising out of or in connection with the employment relationship previously existing between them or the termination of that relationship other than one based upon the Employer’s alleged violation of this Agreement. The foregoing shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Employee against the Employer.

6.Discrimination Charges; ADEA Challenges to this Agreement. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Employee specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to Employee in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with the Employer or the termination thereof. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).

7.No Prior Assignment. Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against the Employer.

8.Performance. The Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to the Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, the Employer’s obligations to perform under this Agreement shall automatically terminate and the Employer shall have no further obligation to Employee. Further, the Employer shall be entitled to seek, at its option, the return benefits paid to Employee pursuant to Section 11 of this Agreement.

9.Property and Confidential Information

a.    Employer Property. Employee warrants that all originals and copies (whether on paper or in the form of electronic storage media, to include removable hard drives, zip drives, computer disks or diskettes, video and audio tapes) of records, reports, notes, documents, disks, E‑mails, memoranda, keys, and other documentation in his possession or control related to the Employer’s business, or containing any confidential, proprietary, sensitive, or privileged information will be returned to the Employer (with respect to keys and originals), or returned or destroyed (with respect to copies), as of or prior to the effective date of this Agreement.

b.    Employee Property. The Employer acknowledges that Employee is entitled to any personal property or effects he has brought into the workplace.

c.    Confidential Information. Employee agrees (a) to hold Employer Information (as defined in the Employment Agreement) in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret (as each such term is defined in the Employment Agreement). In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 10(c) shall survive for a period of twelve (12) months following termination of the Employment Agreement with respect to Confidential Information, and shall survive termination of the Employment Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

10.Disparagement. Employee agrees and covenants that he will not in any way (directly or indirectly) do or say anything at any time which disparages or derogates the Employer, its business interests or reputation, or any of its individual directors, officers, employees, or agents.

11.Non-Competition and Non-Solicitation. In exchange for (i) the lump sum cash payment of Five Hundred and Nine Thousand Seven Hundred and Sixty Five Dollars ($509,765) less applicable deductions and withholdings, which payment will be made on December 25, 2015, and (ii) the full release from restrictions of those shares of restricted stock issued to the Employee by the Employer on September 20, 2012, July 24, 2013, and July 29, 2014 under the Employer’s 2011 Omnibus Equity Compensation Plan on December 25, 2015, the Employee agrees to that (i) the restrictive covenants found in Sections 6 through 9 of the Employment Agreement shall continue for a period of twenty-four (24) months beginning on December 25, 2015 and (ii) to abide by such restrictive covenants. The parties agree that each of the provisions included in Sections 6 through 9 of the Employment Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

12.No Admission of Liability. Nothing in this Agreement (or the Agreement itself) shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby. The Employer, and each of its individual directors, officers, employees, agents and insurers, and their successors, individually and collectively, expressly denies any such liability.

13.Withholding of Taxes. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

14.Arbitration. Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which shall be conducted by a three-person arbitration panel, one of whom shall be selected by each party and the third of whom shall be selected jointly upon mutual agreement of both parties. The place of arbitration shall be Fulton County, Georgia and the Employer and the Employee agree that they will seek to enforce any arbitration award in the Superior Court of Fulton

County. The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer agrees to pay the fees and expenses associated with the arbitration proceedings. Notwithstanding the above, Employee acknowledges and agrees that any violation of Sections 8-11 of this Agreement will cause the Employer irreparable harm as to which there may be no adequate legal remedy and therefore the Employer shall be entitled to injunctive or other equitable relief in addition to any monetary damages deemed appropriate by the court, and that such action by the Employer shall not be subject to arbitration.

Employee further acknowledges and agrees that in the event of any violation of Sections 8-11, the Employer shall cease to be obligated to provide any then-continuing benefit or payment to him under this Agreement and Employee further stipulates that the consideration as of then provided shall represent full and complete consideration for his obligations hereunder, including without limitation his full release of claims.

15.Final and Binding/Entire Agreement. This Agreement sets forth the entire agreement between the parties and is intended to be final and binding upon them. Except to the extent certain provisions from the Employment Agreement are incorporated herein, it fully supersedes any and all prior agreements or understandings on the subjects addressed herein, and may only be amended by a written document signed by the parties or their duly authorized representatives which specifically states that it was intended as an amendment.

16.Notice. Any notice required or permitted to be given under this Agreement must be in writing and must be given in person or be sent by registered or certified mail to:

a)    Employee at the address he has designated for his personnel files or any subsequent address identified by Employee in writing; and

b)    Employer at:     3399 Peachtree Road, NE, Suite 1900 Atlanta,                     Georgia 30326

17.    Controlling Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the Superior Court of Fulton County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18.    Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be in no way affected, impaired or invalidated.

19.    Acknowledgements. Employee acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). Accordingly, this Agreement requires, and Employee acknowledges and agrees that: 1) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent execution of this Agreement; 2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the ADEA, is Employee’s knowing and voluntary act; 3) Employee is hereby advised to consult with an attorney prior to executing this Agreement; 4) Employee has had at least twenty-one (21) calendar days within which to consider this Agreement and his/her signature on this Agreement prior to the expiration of this twenty-one (21) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; 5) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the addressee identified in the Notice provision above (Section 18), and this Agreement does not become effective until the expiration of this seven (7) day period; 6) Employee has read and fully understands the terms of this Agreement; and 7) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the ADEA that may arise from acts occurring after the date of the execution of this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. To the extent that any provision of this Agreement is determined to be in violation of the OWBPA or ADEA, it should be severed or modified to comply with the OBWPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Agreement.

20.    Compliance with Code Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits that the Employee has the right to receive from the Employer under the Employment Agreement or otherwise (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the “Code”), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

All determinations required to be made under this Section 22, and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel (which may be a law firm, compensation consultant or an accounting firm) appointed by the Employer (the “Tax Counsel”), which shall provide its determinations and any supporting calculations to the Employer within 10 business days of having made such determination. The Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Employer in determining which payments to, or for the benefit of, the Employee are to be deemed to be parachute payments. In connection with making determinations under this Section 21, Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Employee before or after the applicable change in ownership or control, including the non-competition provisions, if any, applicable to the Employee under Section 11 and any other non-competition provisions that may apply to the Employee, and the Employer shall cooperate in the valuation of any such services, including any non-competition provisions.

Notwithstanding the provisions in this Section 21, the Employer and the Employee shall take all steps necessary (including with regard to any post-termination services by the Employee) to ensure that any termination of employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code.

21.    Compliance with Code Section 409A. To the extent applicable, it is intended that the payment of benefits described in this Agreement comply with Section 409A of the Internal Revenue of 1986, as amended (the “Code”), and all guidance or regulations thereunder (“Section 409A”), including compliance with all applicable exemptions from Section 409A (e.g., the short-term deferral exception and the “two times” pay exemption applicable to severance payments). For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Section 409A. This Agreement will at all times be construed in a manner to comply with Section 409A and should any provision be found not in compliance with Section 409A, the Employee hereby agrees to any changes to the terms of this Agreement deemed necessary and required by legal counsel to bring the Agreement into compliance with Section 409A, including any applicable exemptions. The Employee irrevocably waives any objections he may have to any further changes that may be required by Section 409A. In no event will any payment that becomes payable pursuant to this Agreement that is considered “deferred compensation” within the meaning of Section 409A, if any, and does not satisfy any of the applicable exemptions under Section 409A, be accelerated or delayed in violation of Section 409A. For purposes of this Agreement, the benefits described in Sections 1 and 12 of this Agreement shall not be paid or commence until the Employee incurs a “separation from service” as defined in Section 409A.

22.    Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over State Bank Financial Corporation or the Bank. The Employee agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Employer.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING BUT NOT LIMITED TO THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 16, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement:

STATE BANK AND TRUST COMPANY	EMPLOYEE

By:

J. Thomas Wiley, Jr.	J. Daniel Speight, Jr.
Its: President and Chief Executive Officer

WITNESS:	WITNESS:

Employer Witness	Employee Witness

Date:	Date:

_________________________________	__________________________